                                                                  EXHIBIT 10.5.1

                                 PROMISSORY NOTE

$2,500,000.00                                           Cambridge, Massachusetts
                                                                   June 29, 2006

     FOR VALUE RECEIVED, on the Maturity Date, as such term is defined in
Section 1.1 below, BIOVEX, INC., a Delaware business corporation with its chief executive office and principal place of business presently at 245 First Street, Cambridge, Massachusetts 02142 ("BORROWER") promises to pay to the order of MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate created by Chapter 289 of The Acts of 1998 and established under Massachusetts General Laws Chapter 23G as amended, ("LENDER") at its principal offices at 160 Federal Street, Boston, MA 02110, or at such other place as the holder of this note may from time to time designate in writing, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) or such lesser amount advanced by Lender pursuant to Section 1.1 below (the "LOAN"), or so much thereof then remaining unpaid, in lawful money of the United States with interest at the rate or rates set forth below, until fully paid. Borrower further agrees to pay upon demand made after the occurrence and during the continuance of an Event of Default, as such term is defined below, all costs, including reasonable attorneys' fees reasonably incurred in the collection of Borrower's obligations and the defense, preservation, enforcement or protection of Lender's rights and remedies under this Note, or in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect upon an Event of Default Lender's rights and remedies under this Note or any security therefor. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed.

     1.0. FUNDING; TERM; INTEREST RATE; PAYMENTS.

          1.1. FUNDING; TERM.

          (a) Borrower may request one (1) or more advances of up to the entire principal amount of this Note for the installation of the Tenant Improvements, as such term is defined in that certain Leasehold Mortgage by and between Lender and Borrower, of even date herewith (the "MORTGAGE"), at the premises located at 34-A Commerce Way, Woburn, Massachusetts (the "PREMISES"). All advances pursuant to this Section 1.1(a) shall be made upon satisfaction of those conditions precedent specified in that certain Construction Rider to Leasehold Mortgage and Security Agreement by and between Borrower and Lender of even date herewith.

          (b) Borrower may request one (1) or more advances, subject to availability of funds hereunder as a result of advances made pursuant to
     Section 1.1(a) above and the limitation on the total aggregate advances made pursuant to this Section 1.1(b) set forth below, for the purpose of purchasing new or used equipment (the "EQUIPMENT") to be operated and maintained at the Premises provided that (i) Borrower's request for the advance is accompanied by invoices evidencing the purchase of the Equipment for which the advance is sought and evidence of delivery of such Equipment to the Premises and (ii) such advance does not exceed eighty-five percent (85%) of the invoice cost of the Equipment purchased with the funds advanced hereunder. Total advances made pursuant to this Section 1.1(b) shall not exceed an aggregate of Seven Hundred Thousand Dollars ($700,000.00).

          (c) Total advances made pursuant to Section 1.1(a) and (b) for Phase I of the Tenant Improvements, as set forth in the plans and specifications certified by the architect for the Tenant

     Improvements to be delivered and approved by Lender (the "PLANS") (described as the build-out of an analytical laboratory, a small scale Pilot-cGMP manufacturing facility and office space), shall not exceed twenty-five percent (25%) of the overall project costs for Phase I. Total advances made pursuant to Section 1.1(a) and (b) for Phase I and Phase II of the Tenant Improvements as set forth in the Plans shall not exceed twenty-five percent (25%) of the overall project costs for the Tenant Improvements. Each request for an advance hereunder shall constitute a representation and warranty by Borrower that all applicable conditions to such advance have been satisfied on the date of such request. Provided no Event of Default exists on the date of each request for an advance and no event or circumstance exists on such date which with the passage time, or notice, or both would result in an Event of Default, Lender shall advance the full requested amount within ten (10) business days of the date of such request (the "FUND DATE"). The term of this Note shall commence on July 1, 2006 (the "TERM COMMENCEMENT DATE") and shall mature on June 1, 2013 (the "MATURITY DATE")

          1.2. PAYMENTS OF PRINCIPAL AND INTEREST. Payments of interest only during the first eighteen (18) months of the term of this Note, at the rate provided in Section 1.3 below, shall be due and payable and shall commence on the first day of the calendar month next following the first Fund Date (the "PAYMENT START DATE"). Each such payment of accrued interest shall be paid in arrears. Thereafter, subject to the adjustment in payment provided in Section 1.4 below, payments of principal and interest at the rate provided in Section 1.3 below shall commence on the nineteen (19) month anniversary of the Term Commencement Date (the "AMORTIZATION COMMENCEMENT DATE") and shall continue on the same date of each successive month thereafter through and including the Maturity Date, at which time all remaining principal and accrued interest shall be paid. Each such monthly payment shall include principal equal to the aggregate then outstanding principal amount divided by the number of months then remaining in the term plus accrued interest on the outstanding principal balance at the rate provided in Section 1.3 (or, if applicable, Section 1.4) and shall be paid in arrears.

          1.3. INTEREST RATE. So long as no Event of Default (hereafter defined) has occurred and is continuing (but subject to applicable cure or grace periods), and subject to the adjustment in the interest rate provided in
     Section 1.4 below, the principal outstanding hereunder from time to time shall bear interest, beginning on the Payment Start Date, on the outstanding principal amount of this Note at a rate of six percent (6%) per annum (based upon a three hundred and sixty (360) day year and actual days elapsed).

          1.4. ADDITIONAL INTEREST AMOUNT, PAYMENT AND ADJUSTMENT TO INTEREST RATE.

          (a) Upon the occurrence of any Trigger Event (defined in Section 1.4(c) below), an Additional Interest Amount, as defined below, shall be calculated in respect of the outstanding principal amount of this Note for a period (the "ADDITIONAL INTEREST COMPUTATION PERIOD") commencing on the Payment Start Date and ending on the Additional Interest Payment Date (defined below). The "ADDITIONAL INTEREST AMOUNT" shall be equal to the difference between (i) the aggregate interest amount that would have accrued on the outstanding principal amount of this Note during the Additional Interest Computation Period at an annual interest rate equal to ten percent (10%) based upon a three hundred and sixty (360) day year and actual days elapsed, and (ii) the aggregate amount of interest due and payable to Lender hereunder during the same period pursuant to Section 1.3 of this Note. The Additional Interest Amount shall be paid to Lender in one
     (1) lump sum on the due date (the "ADDITIONAL INTEREST PAYMENT DATE") which shall be the date of the regularly scheduled monthly installment next following the date of the Trigger Event, which Additional Interest Amount shall be paid together with such regularly scheduled monthly installment.

          (b) Beginning with the Additional Interest Payment Date and continuing thereafter for the remainder of the term of this Note, interest on any principal outstanding hereunder shall accrue and be payable in arrears hereunder at ten percent (10%) per annum together with the principal sum due pursuant to Section 1.2.

          (c) For purposes of this Note, a "TRIGGER EVENT" shall mean any of the following: (i) the date that Borrower's audited financial statements reflect achievement by Borrower of EBITDA (calculated in the manner set forth) greater than or equal to ten thousand dollars ($10,000) for any complete twelve-month fiscal year, (ii) the Borrower is acquired or merged, whether Borrower is the surviving entity or not, during the term of this Note, or (iii) the Borrower completes an initial public offering of its stock. For purposes of this Note, "EBITDA" shall mean for any complete twelve-month fiscal year the sum of (i) net income (or loss) of Borrower for such period (excluding extraordinary gains and non-cash gains, including without limitation any one-time or lump sum license fees and development, milestone or similar payments made by any third party as part of a strategic partnership or similar arrangement), plus (ii) all interest expense of Borrower for such fiscal year, plus (iii) all charges against income of Borrower for such fiscal year for federal, state and local taxes, plus (iv) depreciation expenses for such fiscal year, plus (v) amortization expenses for such period, all determined in accordance with generally accepted accounting principles in the United States of America in effect from time to time applied on a consistent basis and with reference to the Borrower's audited financial statements with respect to such fiscal year.

     2.0. DEFAULT RATE. To the extent allowed by applicable law, after the occurrence of any Event of Default and during the continuation thereof (and after giving effect to any applicable grace or cure periods), after the Maturity Date, or after judgment has been rendered on this Note, all outstanding principal and unpaid interest shall bear, until paid, interest at a rate per annum equal to five (5%) percentage points greater than that which would otherwise be applicable assessed retroactive to the date that the Event of Default first occurs (the "DEFAULT RATE").

     3.0. LATE CHARGE. If a regularly scheduled payment is ten (10) days or more late, Borrower will be charged five percent (5%) of the unpaid portion of the regularly scheduled payment or ten dollars ($10.00), whichever is greater. If Lender demands payment of this Loan after the occurrence and during the continuation of an Event of Default (after giving effect to any applicable grace or cure periods), and Borrower does not pay the Loan within fifteen (15) days after Lender's demand, Borrower will be charged either five percent (5%) of the unpaid principal amount plus accrued unpaid interest or ten dollars ($10.00), whichever is greater.

     4.0. EXPENSES. Borrower further promises to pay to Lender, as incurred, and as an additional part of the unpaid principal amount, upon demand made after the occurrence and during the continuance of an Event of Default all costs, expenses and reasonable attorneys' fees reasonably incurred by Lender: (a) in the protection, modification, collection, defense or enforcement of all or part of this Note or any guaranty hereof; or (b) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure the debt hereunder, or (c) with respect to any action taken to protect, defend, modify or sustain the lien of any such mortgage or security agreement; or (d) with respect to any litigation or controversy arising from or connected with this Note or any mortgage or security agreement or collateral which may now or hereafter secure this Note; or (e) with respect to any act to protect defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure this Note or with regard to or against Borrower or any endorser, guarantor or surety of this Note.

     5.0 OPTIONAL PREPAYMENT; TERMINATION. (a) Borrower may at any time elect to prepay the unpaid amount of this Note, or any part thereof, without penalty or premium; provided, however, that, notwithstanding anything hereinto the contrary, in the event that any Additional Interest Amount is due and payable pursuant to Section 1.4 hereof, any such prepayment shall first be applied to
(i) the Additional Interest Amount then owed, then to (ii) any unpaid Expenses required by Section 4.0 above, then to (iii) Late Fees, if any are due, then to
(iv) Default Rate interest, if any is due, then to (v) regularly accrued but unpaid interest pursuant to Section 1.3 above, and then finally to (vi) the principal amount outstanding.

     (b) Borrower may terminate the Loan facility at any time provided that (i) no principal, interest, fees, expenses or other amounts remain outstanding hereunder and (ii) Borrower provides Lender with written notice of its election to terminate this Loan.

     6.0. DEFAULT. The happening of any of the following events or conditions shall constitute an "EVENT OF DEFAULT" under this Note:

          6.1. Failure to make any payment of principal or interest on any sum due under this Note within five (5) days after written notice that the same is due and payable; provided, however, that Lender shall not be required to provide such written notice more than twice in any twelve (12) month period.

          6.2. Failure by Borrower to observe or perform any covenant contained herein or a default or the occurrence of an event of default in any agreement between Borrower and Lender in connection herewith, including that certain Leasehold Mortgage and Security Agreement by and between Borrower and Lender of even date herewith (the "MORTGAGE"), beyond the applicable grace or cure period (or, if no such grace or cure period is specified, then beyond thirty (30) days following the occurrence of any such default or event of default), provided, however, that if such default or event of default cannot be cured within the applicable grace or cure period, provided Borrower commences cure within thirty (30) days of such default or event of default and continuously and diligently pursues such cure thereafter, such applicable grace or cure period shall be extended an additional sixty (60) days.

          6.3. A material default or the occurrence of a material event of default under that certain Commercial Lease by and between Borrower and Cummings Properties, LLC ("LANDLORD") dated December 2, 2005, including all addenda and riders thereto (the "LEASE") beyond the applicable grace or cure period. A "material" default as provided in this Section 6.3 mean any breach and/or default of any covenant, term or condition of the Lease which in the Lender's good faith reasonable belief evidences an unacceptable decline in the Borrower's ability to fully perform its obligations under this Note.

          6.4 Failure of Borrower to maintain the term of the Lease throughout the full term of this Note except for any termination arising from casualty or condemnation.

          6.5. Any cancellation, termination, surrender or transfer of the Lease, or any amendment or modification thereof without the Lender's prior written consent.

          6.6. Any representation or warranty made by Borrower herein or in any agreement executed in connection herewith, including the Mortgage, or any statement, certificate or other data furnished by Borrower in connection herewith or with such agreements, proves at any time to be incorrect in any material respect.

          6.7. A final judgment or judgments for the payment of money shall be rendered against Borrower in an amount, individually or in the aggregate, of at least two hundred fifty thousand dollars ($250,000.00), and any such judgment shall remain unsatisfied and in effect for any period of thirty
     (30) consecutive days without a stay of execution, and the Lender holds the good faith belief that such unsatisfied judgment or unstayed execution is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender's collateral for this Note.

          6.8. Borrower shall: (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) admit in writing its inability to pay its debts as they mature; or (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties.

          6.9. An order, judgment or decree shall be entered, or a case shall be commenced, against Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of Borrower or appointing a receiver, trustee or liquidator of Borrower, or of all or a substantial part of the assets of Borrower, and Borrower, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days, or an order for relief in connection therewith shall be entered.

          6.10. If Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist or failure of the Borrower to pay the Additional Interest Amount due from any merger or consolidation constituting a Trigger Event.

          6.11. Failure of Borrower to pay any other indebtedness or obligation, or if any such other indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation, in any event, in an amount, individually or in the aggregate, of at least two hundred fifty thousand dollars ($250,000.00); and any such amount remains unpaid or any such indebtedness or obligations remains accelerated or any such event of default remains uncured, in each case, for any period of thirty (30) consecutive days; and the Lender holds the good faith belief that such unpaid indebtedness or event of default is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender's collateral for this Note.

          6.12. Intentionally deleted.

          6.13. The Borrower, for any reason, fails to maintain, or ceases the operations necessary for the development, application and manufacturing of OncoVEX, ImmunoVEX and other cancer and theraputic vaccines on the Premises.

          6.14. Failure of the Borrower to pay the Additional Interest Amount due from any sale by Borrower of all or substantially all its assets, or a change in the ownership of the capital stock of the Borrower, constituting a Trigger Event.

     Upon and after an Event of Default, the whole of said indebtedness, both principal and interest, and including any other sums which may become due under this Note, shall, at the option of the holder of this Note, immediately become due and payable without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower.

     7.0. MAXIMUM PERMISSIBLE INTEREST RATE. Borrower shall not be obligated to pay and Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, Borrower is required, under the provisions hereof, pursuant to the provisions of any other agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto and relating to the Loan, or entered into between Borrower in favor of, or with, Lender, at any time, for any purpose (the "LOAN DOCUMENTS") or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate shall be applied to principal outstanding hereunder or, if received by applicable law, shall be returned to Borrower.

     8.0. SOURCE OF LOAN; LIMITED RECOURSE. Borrower hereby acknowledges that the Loan is being made by Lender from the Commonwealth of Massachusetts's Emerging Technology Fund created pursuant to Section 27 of Chapter 23G of Massachusetts General Laws (the "FUND") which is administered by Lender. In consideration of the Lender's agreement to make the Loan, to the extent that the Borrower ever has any off-sets, defenses or claims against the Lender, its subsidiaries, affiliates, any members of the Fund's advisory committee, parents, officers, directors, employees, agents, predecessors, successors and assigns, both present and former (collectively, the "LENDER AFFILIATES"), the Borrower and its partners, subsidiaries, affiliates, parents, officers, directors, employees, agents, heirs, successors, assigns, and executors, (collectively, the "OBLIGOR PARTIES"), agree that any recourse an Obligor Party may have against the Lender or any Lender Affiliate will be limited to the Fund for any action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever asserted or unasserted, in contract, tort, law or in equity which the Obligor Parties may have upon or against the Lender or any Lender Affiliate by reason of any matter, cause, causes or thing whatsoever including, without limitation, to any claim that relates to, in whole or in part, directly or indirectly (a) the making or administration of the Loan, including, without limitation, such claims and defenses based on mistake, usury, misrepresentation, or negligence; (b) any covenants, agreements, duties, or obligations set forth in the Loan Documents;
(c) the actions or omissions of the Lender or any Lender Affiliate in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity; (d) lost profits; (e) loss of business opportunity; (f) increased financing costs; (g) increased legal or administrative fees; or (h) damages to business reputation, but excluding the gross negligence and willful misconduct of the Lender.

     9.0. REPLACEMENT DOCUMENTS. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s), together with an agreement reasonably satisfactory to the Borrower to indemnify the Borrower from any loss incurred by it in connection therewith, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

     10.0 INTENTIONALLY DELETED.

     11.0. CONSENT TO JURISDICTION. Borrower hereby agrees that any state or local court of the Commonwealth of Massachusetts or any United States District Court for the District of Massachusetts or, at the option of Lender, any court in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining directly or indirectly to this Note or to any matter arising in connection with this Note.

     12.0. WAIVERS. Borrower agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Borrower and Lender.

     Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

     BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN AND ACCEPT THIS NOTE.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     This Note is executed as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

WITNESS:                                BORROWER:

                                        BIOVEX, INC.


/s/ [signature illegible]               By: /s/ Philip Astley-Sparke
-------------------------------------       ------------------------------------
                                            Philip Astley-Sparke,
                                            President
                                            Duly Authorized